Exhibit 10.ii.ii

PRODUCT PURCHASE, STORAGE AND HANDLING AGREEMENT

This Product Purchase, Storage and Handling Agreement, made this, 1st day of June, 2006 by CARGILL, INCORPORATED (CARGILL AGHORIZONS BUSINESS UNIT), a Delaware Corporation, (“AGHORIZONS”), whose principal place of business is 15407 McGivney Road West, Wayzata, Minnesota, 55391 and MOSAIC CROP NUTRITION, LLC, a Delaware Limited Liability Corporation (“MOSAIC”) whose principal place of business is Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, MN 55441.

WHEREAS, AGHORIZONS is the owner and operator of a bulk materials handling terminal at 651 81st Street, Pipestone, Minnesota (“Pipestone Facility”); and

WHEREAS, MOSAIC has need for storage of various dry fertilizers, including but not limited to: MAP, DAP and Potash and Urea (collectively, “Product”); and for certain unloading, transfer and loading services with respect to the Product; and

WHEREAS, AGHORIZONS has the necessary warehouse facilities and desires to provide storage, loading, transfer and unloading services for MOSAIC’s Product; and

WHEREAS, MOSAIC wants to sell certain of its Product to AGHORIZONS under a shared value supply agreement; and

WHEREAS, AGHORIZONS wants to buy all of its phosphate and potash products from MOSAIC for sale to its retail customers.

NOW THEREFORE, for and in good consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, AGHORIZONS and MOSAIC agree as follows:

ARTICLE I. EFFECTIVE DATE AND TERM

Subject to the provisions of Article XX, the parties hereby agree that the terms of this Agreement shall take effect on the date first listed above and expire May 31, 2007 (the “Expiration Date”) and shall automatically renew for successive one (1) year periods thereafter unless ninety (90) days prior to the expiration of the then current term, one party provides the other party with written notice of its desire to not renew.

ARTICLE II. STORAGE, MAINTENANCE AND HANDLING SERVICES

A.	Subject to the terms and conditions of this Agreement, AGHORIZONS agrees to provide and maintain for the rates hereafter set forth, all equipment, material, utilities, labor, supervision, facilities, services and any an all other items necessary to:

a)	receive the Product from rail;

b)	unload and transfer the Product to the Pipestone Facility for storage;

c)	load the Product from the Pipestone Facility to trucks over certified scales

d)	weigh trucks empty and loaded using certified truck weights or certified product weights.

B.	The term “services” as used in this provision includes but shall not be limited to daily maintenance of proper and adequate records relating to receipts, shipment and inventory acknowledgement receipts of Product on behalf of MOSAIC on inbound bills of lading; providing MOSAIC when requested with completed copies of truck certificates and daily, weekly and monthly inventory statements; preparation of bills of lading and other necessary documents for outbound shipments; and providing MOSAIC with performance reports of AGHORIZONS’ obligations under this Agreement . MOSAIC has the option to supply and require AGHORIZONS, for its own use only during the term of this Agreement, an electronic or personal computer interface system (PC Interface) to manage inventories. AGHORIZONS shall use PC Interface to monitor all inventories of MOSAIC product by daily entering all additions to and subtractions from inventories, in accordance with MOSAIC written instructions. AGHORIZONS agrees to accept and substitute the PC interface for the SAP interface system that will become available to MOSAIC. AGHORIZONS agrees to return the all interface systems to MOSAIC upon request.

ARTICLE III. PURCHASE AND SALE OF PRODUCT

A.	AGHORIZONS agrees to purchase all products stored in ‘exclusive product bin space’ from MOSAIC whether used for MOSAIC Wholesale or for resale at AGHORIZONS retail operations. Title to Product shall transfer upon issuance of an invoice or a minimum–maximum FPD Mosaic sales contract from MOSAIC to AGHORIZONS.

B.	The full intent of both parties is for pricing of phosphate/potash products shall be at mutual agreement. Should MOSAIC and AGHORIZONS not reach agreement on an individual purchase/sale, pricing on phosphate Product (MAP, and/or DAP) or Potash shall be based on the average actual market price (the average between the high and the low) for the Product as published in Green Markets the week prior to purchase of the phosphate Product by AGHORIZONS. Mosaic RAIL freight rates to calculate AGHORIZONS’ purchase price, except in specific situations when AGHORIZONS request products and/or quantities that are outside of Mosaic’s shipment plan, AGHORIZONS’ forecasted product needs or, space is not available to accept a full unit train within the time AGHORIZONS needs the product.

C.	Additional terms of the intended purchases and incentive payments shall be set forth in the Share Value Agreement attached hereto as Exhibit A.

D.	Product sold to AGHORIZONS shall be based upon availability. To the extent Product is in storage at the Pipestone Facility, AGHORIZONS shall have the right to purchase its desired quantities of Product from storage. However, to the extent AGHORIZONS wishes to purchase quantities of Product exceeding the quantity in storage at the AGHORIZONS’ Pipestone Facility, such purchases shall be based on availability, at MOSAIC’s discretion, and at delivery dates, pricing and quantities to be agreed by AGHORIZONS and MOSAIC.

ARTICLE	XXXIV. Additional terms of the purchase and sale of Product shall be exclusively governed by MOSAIC’s Sale Confirmation Contract.

ARTICLE IV. BULK HANDLING AND STORAGE RATE

ARTICLE XXXIV. The billing rates for handling and storage of bulk Product (“Rates”) under this Agreement shall be Eight Dollars and No/100 ($8.00) per ton outbound, for only sales made by MOSAIC to parties other than to AGHORIZONS or its affiliates, with copy of a bill of lading to MOSAIC. For purpose of this Agreement, “ton” means net ton free of lumps greater than 0.625 inches in diameter. The rates shall be fixed for the term of this Agreement, provided that the parties may, from time to time, mutually agree in writing to alter the Rates for specific opportunities. Included in the outbound rate, AGHORIZONS agrees to condition and screen the Product and simultaneously load the Product into the truck at the average rate of 200 tons per hour per eight (8) hour working day.

ARTICLE XXXIV. MOSAIC shall pay AGHORIZONS a storage space payment of FOUR Dollars and NO/100 ($4.00) per ton of storage space at an estimated amount of TWENTY EIGHT THOUSAND Dollars and No/100 ($28,000.00) for its rights to exclusively store Phosphate Product at the Pipestone Facility as well as TWO THOUSAND Dollars and No/100 ($2000) for it’s right to exclusively store Potash Product. AGHORIZONS shall invoice MOSAIC for such storage and handling amounts semi-annually on February 1 and August 1.

ARTICLE XXXIV. AGHORIZONS agrees to provide exclusive access to MOSAIC to:

(1.)	7,000 tons of DAP;
(2.)	500 tons of Potash;

AGHORIZONS guarantees that there will be no cross contamination with the MOSAIC or any other products handled at the Pipestone Facility. Mosaic has the right to ship Product to the domes and bins at any time that does not conflict with inbound products. MOSAIC agrees to notify AGHORIZONS before scheduling product to be shipped to the Pipestone Facility.

ARTICLE V. SERVICE COMMITMENTS AND SERVICE PARAMETERS

In consideration of the Rates as described herein, AGHORIZONS agrees as follows:

A.	AGHORIZONS’ normal truck loading hours are 8:00 AM until 4:30 PM, and any trucks that are at the Pipestone Facility by 4:30 PM, except Saturday, Sunday and labor Holidays, during which the Pipestone Facility will be closed, except in season. AGHORIZONS will be open additional hours at no additional expense to accommodate Mosaic’s business as appropriate. MOSAIC will designate an available point of contact for AGHORIZONS inquiries when AGHORIZONS is asked to load trucks after 4:30 PM or before 8:00 AM.

B.	AGHORIZONS shall be responsible to MOSAIC for handling of the Product and agrees to handle the Product in accordance with accepted industry practices. As Product arrives at the Pipestone Facility, AGHORIZONS shall accommodate and otherwise handle the same according to MOSAIC’s instructions. The Product shall be shipped out, delivered or transferred only on receipt by AGHORIZONS of instructions from MOSAIC. AGHORIZONS agrees to load all trucks to their maximum lawful capacity. Without limiting the foregoing, AGHORIZONS expressly agrees that it will not load Product into trucks that are unclean or otherwise unfit to transport Product without contaminating or otherwise damaging Product. If unclean or otherwise unfit trucks are presented to AGHORIZONS for Product load out, AGHORIZONS shall immediately contact MOSAIC for instructions.

C.	Risk of loss of Product shall transfer: (i) during unload from MOSAIC to AGHORIZONS at the point which the Product is unloaded from the railcar at the Pipestone Facility; or (ii) during load-out from AGHORIZONS to MOSAIC at the point at which the Product is loaded onto MOSAIC’s (or its customer’s or its carrier’s) truck. Except as provided in Article III, title to Product shall remain with MOSAIC at all times.

D.	AGHORIZONS shall use reasonable and customary care in handling MOSAIC’s Product to and from, trucks and railcars. AGHORIZONS warrants that Product shall not be co-mingled with any other product belonging to AGHORIZONS or to any third party; nor shall any single type of Product be commingled with any other type of Product so as to destroy its individual identity, integrity or fungibility. For the purpose of inspecting the Product, MOSAIC shall have access to the Pipestone Facility at all reasonable times.

E.	All property taxes imposed upon the Pipestone Facility shall be paid by AGHORIZONS.

F.	Upon termination or expiration of this Agreement, MOSAIC agrees to remove all of its Product from the Pipestone Facility. Should MOSAIC fail to so remove its Product, AGHORIZONS shall bill and MOSAIC shall pay a fee of Two Dollars and No/100 ($2.00) per ton per month for each ton of Product remaining. Such fee shall be in addition to the Handling Rates herein stated.

G.	AGHORIZONS shall periodically measure overall truck turn time (in minutes per truck). Overall truck turn time will be measured for each truck and will be calculated by measuring the time the truck checks in empty to the time the driver receives the bill of lading. MOSAIC and AGHORIZONS will discuss truck turn time and look for opportunities for improvement if needed.

H.	In addition to notifying the railroad, AGHORIZONS shall immediately advise Mosaic at bargeevents@mosaicco.com and warehouseevents@mosicco.com of any rail issues and/or Product quality issues before beginning the discharge. Once the rail cars have been released, AGHORIZONS will notify MOSAIC by email.

ARTICLE VI. UNLOADING & DEMURRAGE

ARTICLE XXXIV. AGHORIZONS agrees to make every reasonable effort to handle incoming railcars and trucks expeditiously.

ARTICLE XXXIV. Demurrage on railcars shall be for AGHORIZONS’ account upon constructive placement of railcars by the railroad, except in the event that MOSAIC provides more product for storage at the Pipestone Facility than the Pipestone Facility’s capacity.

ARTICLE VII. FACILITY AND EQUIPMENT MAINTENANCE

AGHORIZONS, at its own cost and expense, shall keep the Pipestone Facility and all storage and handling equipment in good order and repair and in such condition that all Product stored and handled hereunder shall be kept dry and free from all moisture penetration and in clean, proper and safe condition throughout the term of this Agreement. Any equipment breakdown shall be remedied by AGHORIZONS within 48 hours of the breakdown or AGHORIZONS shall be responsible for providing alternative equipment to fulfill its commitments under this Agreement.

ARTICLE VIII. WEIGHING OF PRODUCT

A.	Pipestone Facility, origin rail weights shall govern. The Pipestone Facility does have track scales for the grain business and any suspect cars shall be weighed and the differences discussed with MOSAIC prior to unloading.

B.	In the case of truck shipments out of the Pipestone Facility, AGHORIZONS shall provide at its expense state licensed and inspected truck scales to weigh outgoing trucks light and heavy. The difference between such weights shall be the weight of Product shipped by truck from the Pipestone Facility.

C.	MOSAIC shall have the right to have a representative present, at its own expense and at any time, to observe the weighing of outbound Product at the Pipestone Facility. If either AGHORIZONS or MOSAIC should, at any time, question the accuracy of the truck scale, such party may request, at its own expense, a prompt test and adjustment of the truck scale by a qualified party to be agreed upon by MOSAIC and AGHORIZONS. If such inspection reveals an error, the weight of any Product delivered since the previous scale test shall be adjusted by the amount of the error found.

ARTICLE IX. BILLING AND PAYMENT PROCEDURES

ARTICLE XXXIV. For all charges or other sums payable under this Agreement, AGHORIZONS and MOSAIC shall invoice each other by means of mail or electronic transfer of documentation at the applicable rates and charges as set forth under this Agreement.

ARTICLE XXXIV. AGHORIZONS shall invoice MOSAIC no less than every thirty (30) days for services and charges described herein.

ARTICLE XXXIV. Payment of the invoice amount by either party is due within thirty (30) working days of receipt of invoice, unless there is a dispute as defined in this Article IX.

ARTICLE XXXIV. Payments not made when due will carry interest at the rate of ten (10) percent per annum until paid.

ARTICLE XXXIV. If there is a dispute regarding invoiced charges, the party disputing such charges shall pay the full invoiced amount, and if resolution of the dispute is ultimately in the favor of the disputing party, the other party shall refund within ten (10) working days of resolution the amount of the disputed charges plus interest at the rate of ten (10) percent per annum.

ARTICLE X. LOSS AND QUALITY OF PRODUCT

A.	AGHORIZONS shall be liable for all Product loss attributable to its own negligence; provided, however, AGHORIZONS’ liability for loss shall be limited to the fair market value of Product at the Pipestone Facility on the day before such loss was determined.

ARTICLE XXXIV. Notwithstanding any provisions to the contrary, AGHORIZONS shall be responsible for the actual shrink in the weight of the Product in excess of

1 percent, (1%) on each Product. The basis for determining said shrink shall be inbound railcar weights compared to outbound truck weights less sales of Product to AGHORIZONS. Notwithstanding the foregoing, MOSAIC is not arranging with AGHORIZONS, under any circumstance, for the disposal or treatment of any Product and MOSAIC expects any shrink to be directly attributable to inaccurate measuring or handling.

ARTICLE XXXIV. In the event actual shrinkage on any given product during any relevant period is less than the allowable shrink amount, actual shrink will govern. In no instance will MOSAIC pay AGHORIZONS for product. For shrink in excess of 1 percent (1%) AGHORIZONS agrees to pay MOSAIC the fair market location value of the Product FOB AGHORIZONS on the day preceding determination of shrink.

ARTICLE XXXIV.	The cost of physical inventory weigh-ups, if any, shall be paid for by AGHORIZONS. The parties agree to work in good faith to weigh-up each product at least once per year.

ARTICLE XI. FORCE MAJEURE

ARTICLE XXXIV. If any party is delayed in, or prevented from, the performance of its obligations under this Agreement, in whole or in part, due to the occurrence of Force Majeure, such party’s obligations and those of such other parties affected thereby shall be excused for the duration of such Force Majeure.

B	As used herein Force Majeure shall include: (i) an act of God; (ii) fire; (iii) explosion; (iv) governmental acts or regulations; (v) mechanical or electrical breakdown (including shutdown for emergency maintenance or the like which may be necessary to mitigate or eliminate the imminent threat of explosion, fire, or mechanical or electrical breakdown) in handling operations, or (vi) any other reason beyond the reasonable control of the party declaring Force Majeure (“Force Majeure”).

ARTICLE XII. ASSIGNMENT AND BINDING EFFECT

Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld, provided, however, either party with notice to the other shall be permitted to assign its rights or obligations under this Agreement to a successor to substantially all of its assets and business to which this Agreement applies, or to the successor of the assignor as a result of a statutory merger or consolidation, or to an affiliate. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

ARTICLE XIII. APPLICABLE LAW

This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of Minnesota, notwithstanding its conflict of law principles.

ARTICLE XIV. RECORDS

The parties agree that for the purpose of verifying bills and records and for the purpose of making adjustments thereof, the necessary records of the parties, insofar as they pertain to the terms of this Agreement, shall be made available, upon reasonable notice, at each party’s respective place of business for inspection and examination by any authorized employee or agent (including a certified public accountant) of the other party during regular business hours.

ARTICLE XV. INDEMNIFICATION ; INSURANCE

A.	AGHORIZONS agrees to indemnify, defend and hold harmless MOSAIC and its officers, directors, employees and agents, from and against any and all losses, expenses, damages, demands and claims (including reasonable attorneys’ fees), arising out of (i) its breach of this Agreement; (ii) its negligence or willful misconduct; and (iii) any and all liens or other encumbrances which may be asserted against the Product or other property of MOSAIC by third parties. AGHORIZONS’ obligations under this provision shall survive the expiration or termination of this Agreement.

B.	MOSAIC agrees to indemnify, defend and hold harmless AGHORIZONS and its officers, directors, employees and agents, from and against any and all losses, expenses, damages, demands and claims (including reasonable attorneys’ fees), arising out of (i) its breach of this Agreement; and (ii) its negligence or willful misconduct. MOSAIC’s obligations under this provision shall survive the expiration or termination of this Agreement.

ARTICLE XXXIV. During the term of this Agreement, AGHORIZONS shall maintain insurance policies in full force and effect with the following limits of liability: (i) Commercial General Liability coverage (including goods in the care, custody and control and contractual liability) with $2,000,000 limits of liability per occurrence; (ii) Auto Liability with combined single limits of $2,000,000 per accident; (iii) Workers’ Compensation insurance with statutory limits, if applicable; and (iv) Employer’s Liability coverage with limits of $500,000 per accident. Limits under (i), (ii), (iii), and (iv) above may be reduced if an umbrella or excess liability policy is purchased and limits carried total not less than $2,000,000 per occurrence. AGHORIZONS agrees to waive its right of subrogation against MOSAIC. All AGHORIZONS’ policies except Worker’s Compensation shall name MOSAIC as an additional insured. AGHORIZONS shall insure all Product for its full market value and shall provide MOSAIC with a certificate of insurance representing that such insurance is in force, and stating that such policies will not be canceled or materially changed without thirty (30) days prior notice to MOSAIC. Given our self insured status, I will need to get a legal opinion on what needs to be included here.

ARTICLE XVI. AMENDMENTS

No amendments to this Agreement shall be valid unless in writing and executed by AGHORIZONS and MOSAIC.

ARTICLE XVII. ENTIRE CONTRACT

This Agreement contains the entire agreement between AGHORIZONS and MOSAIC and no prior oral understandings or agreements shall be effective as are set forth in this Agreement.

ARTICLE XVIII. NONWAIVER OF RIGHTS AND OBLIGATIONS

The failure of any party to this Agreement to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges under this Agreement, or the waiver by any party to this Agreement of any breach of the terms or conditions of this Agreement, shall not be construed thereafter as waiving compliance with any such terms, covenants, right, privileges or obligations, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

ARTICLE XIX. SEVERABILITY AND CANCELLATION IN THE EVENT OF CHANGE IN LAW OR REGULATIONS

If any provision of this Agreement becomes unlawful by virtue of a change in existing law or regulations or by a decision of any court or administrative agency having jurisdiction over this Agreement or the parties hereto, such provision shall be considered as having been severed from this Agreement, and the remaining provisions of this Agreement shall continue in full force and effect.

ARTICLE XX. TERMINATION

This Agreement may only be terminated as follows:

ARTICLE XXXIV. If either party files or has filed against it a petition in bankruptcy, is declared insolvent, has a receiver appointed for it or its assets, or makes an assignment for the benefit of its creditors, either party may immediately terminate this Agreement.

ARTICLE XXXIV. In the event either party fails to perform any provisions of this Agreement, the non-defaulting party shall give the other party written notice of such failure. The non-defaulting party shall be entitled to terminate this Agreement if the other party fails to cure the default within thirty (30) days of receipt of notice.

ARTICLE XXXIV. The parties’ rights to terminate this Agreement as set forth in this Article are in addition to and not in lieu of any other rights that may accrue because of the other party’s failure to fulfill, perform, or observe the obligations, agreements, or covenants of this Agreement.

ARTICLE XXXIV.	The termination of this Agreement for any reason shall not release any party from any obligation that may have accrued prior to such termination, nor shall it preclude any party from exercising any remedies it may have in law or equity to enforce such obligations.

ARTICLE XXI. NOTICES

Any notice, request, demand, statement or consent required or permitted to be given hereunder shall be in writing, shall be signed by or on behalf of the party giving notice, and shall be personally delivered or sent by express service facsimile, or certified or registered mail, return receipt requested, postage prepaid, to the other party to the respective address given below:

AGHORIZONS:

Cargill, Incorporated

15407 McGinty Road West

Mail Drop 19

Wayzata, MN 55391

Attention: Steve Becraft

Facsimile No.: (952) 742 – 2363

Telephone No.: (952) 742-7313

MOSAIC:

Mosaic Crop Nutrition, LLC

Atria Corporate Center, E490

3033 Campus Drive

Plymouth, MN 55441

Attention: Gord McKenzie, Regional Sales Manager

Facsimile No.: (763) 559-2860

Telephone No.: (763) 577-2795

Any party may change its address for purposes of this Agreement by giving written notice in accordance with the provisions of this Article.

ARTICLE XXII. TITLE PROTECTION

ARTICLE XXXIV. AGHORIZONS hereby acknowledges that (i) it has no ownership rights or other interests in the Product, and (ii) none of the Products constitute property of any type in which it could be asserted that AGHORIZONS has any “rights in the collateral” as such phrase is used in Section 9-203 of the UCC. Upon request and provision by Mosaic, AGHORIZONS shall post at the entrance to each Storage Area leased by Mosaic a conspicuous sign referencing the stored Product.

ARTICLE XXXIV. Upon request by MOSAIC, AGHORIZONS shall, as quickly as is reasonably possible, cooperate in the endeavors of MOSAIC or its designee(s) to cause a UCC search to be conducted with respect to AGHORIZONS and any other Person having any ownership interest in or operating at the Facility in the appropriate jurisdictions. AGHORIZONS shall also take such other action as may be requested by MOSAIC or its designee(s) from time to time to ensure that Products in the Storage Area are maintained as the separate and identifiable property of MOSAIC, including without limitation, promptly executing UCC statements that may be filed for informational purposes as may be sent by MOSAIC or its designee(s) to any Person that appears to be a secured creditor of AGHORIZONS. AGHORIZONS hereby covenants with, and represents and warrants to, MOSAIC that (i) AGHORIZONS is an entity duly authorized, validly existing and in good standing under the laws of the state of its organization as identified in the information pertaining to AGHORIZONS set forth in the signature clause of this Agreement, and (ii) AGHORIZONS shall not change its jurisdiction of organization or the location of its principal office unless it shall have provided notice of such change to MOSAIC not less than thirty (30) days in advance.

ARTICLE XXXIV. AGHORIZONS shall not assert against any Products any statutory or possessory liens, including without limitation, AGHORIZONS’ liens, processor’s liens, rights of levy and distraint for rent, all of which AGHORIZONS hereby waives and subordinates to Mosaic’s interests to the extent permitted by law, except for a AGHORIZONS’ lien limited in amount to accrued and unpaid rent and other charges owing by MOSAIC under this Agreement and invoiced by AGHORIZONS to MOSAIC as provided in Section 5.02 above. AGHORIZONS shall not offset (either by setoff, recoupment or otherwise) any amounts due from MOSAIC against any Products.

ARTICLE XXIII. COMPLIANCE WITH LAWS; ENVIRONMENTAL, AND ENCUMBRANCES.

ARTICLE XXXIV. AGHORIZONS shall perform its obligations described in this Agreement in full compliance with all state, local, and federal (including, but not limited to, environmental, safety, and health) statutes, ordinances, regulations, and rules. AGHORIZONS further agrees to indemnify, defend, and hold MOSAIC harmless from and against all fines, charges, costs, remediation and/or assessments caused by, or resulting from, violations by AGHORIZONS unless such fine, charge, cost, remediation and/or assessment is caused solely by MOSAIC, its employees, agents, or contractors.

ARTICLE XXXIV. AGHORIZONS shall not place or allow to be placed any lien or other encumbrance on the Product. Upon request, AGHORIZONS agrees to (i) file (or allow MOSAIC to file on AGHORIZONS’ behalf) UCC-1 and other documents reasonably necessary to give public notice of

MOSAIC’s ownership of the Product, and/or (ii) post notices at the AGHORIZONS Pipestone Facility stating that the Product contained therein is owned by MOSAIC.

ARTICLE XXIIV. CONSTRUCTION OF TERMS

The terms of this Agreement have been arrived at after mutual negotiation and, therefore, it is the intention of the parties that its terms not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.

ARTICLE XXV. ARBITRATION OF CLAIMS

During the term of this Agreement, any party with a claim against the other party arising out of this Agreement shall submit such claim to the other party in writing within ninety (90) calendar days after the claiming party has knowledge of such claim, or such claim shall be deemed waived.

In any such arbitration, the parties may agree upon a sole arbitrator, or if a sole arbitrator cannot be agreed upon within fifteen (15) days of the written request, a Board of Arbitration comprised of three arbitrators shall be named, one to be selected by MOSAIC, one to be selected by AGHORIZONS and one to be selected by the other two arbitrators. MOSAIC and AGHORIZONS shall each select their arbitrator within thirty (30) calendar days of the date of said written request. If the two arbitrators previously appointed by MOSAIC and AGHORIZONS cannot agree upon the third arbitrator within thirty (30) calendar days of the due date of their appointment, then the third arbitrator shall be appointed on application of the parties to the American Arbitration Association, which application shall be submitted immediately after the expiration of the thirty (30) day appointment period. Except as otherwise provided herein, the arbitration shall proceed under the American Arbitration Association Commercial Arbitration Rules.

The decision of any two of the arbitrators so appointed shall be the decision of the Board of Arbitration. The decision of the Board of Arbitration shall be final and binding on the parties and enforceable in any court having jurisdiction within the State of Minnesota.

ARTICLE XXVI. AMENDMENT

This Agreement may be modified or amended only by means of a written amendment executed by both parties hereto.

ARTICLE XXVII. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to such subject matter.

ARTICLE XXVIII. INDEPENDENT PARTIES

Each party hereto shall be and remain an independent party and nothing herein shall be deemed to constitute a joint venture, partnership or agency of any kind of for any purpose. Each party’s employees shall be and remain the employees of and subject to the exclusive direction and control of such party.

ARTICLE XXVIX. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed in duplicate as of the day and year first herein written.

WITNESS:	Cargill Incorporated, (Cargill AgHorizons Business Unit), a Delaware Corporation

By:
Print Name: Steve Becraft
Title: Crop Inputs Manager

WITNESS:	MOSAIC CROP NUTRITION, LLC,
a Delaware Limited Liability Company

By:
Print Name:
Title:

EXHIBIT A

Mosaic Share Value Agreement

Focusing on the needs of AGHORIZONS.

AGHORIZONS requirements of Mosaic:

•	Competitive market pricing

•	Committed supply (guaranteed availability - when forecasted)

•	Preferred service – Access to multiple supply locations, JIT inventory, no stock outs, high-speed load outs (designated locations), transportation coordination and options, etc.

•	E-Biz – AGHORIZONS specific account information, including contract balances, A/P, product shipment history, detail railcar tracing capabilities, etc.

•	Price Risk Management – price risk management tools catering to the customer and specific market conditions.

•	Including but not limited to (when applicable): NPE, Final Pricing Deferred, Forward pricing, prepay, extended shipping windows, FOB/delivered, etc.

•	Inventory management programs

•	Including but not limited to (when applicable): Vendor managed inventory, JIT delivery, off-season movement with pricing windows

•	Market Mosaic

•	Access to Mosaic AgCollege

•	HR opportunities

•	Access to Mosaic training modules and programs, on agronomy/sales and other areas of opportunity (fee basis)

•	Customer Delivery Team specific to your needs.

•	30 day written notice of separation

“Share Value” Incentive Performance program:

•	Based on AgHorizons actual performance (June 05- May 06) – see attached schedule

Mosaic requirements of AGHORIZONS:

•	Annual forecast of estimated needs (June-May)

•	Quarterly forecast of estimated needs (June/Sept/Dec/Mar) by product, shipment mode and delivered destination.

•	Required transport mode (truck/rail/barge split)

•	Access to AgHorizons mutually agreed space.

•	Collaborative business relationship, exploring areas of opportunity to create and share increased value

•	Details of the Share Value Agreement remain confidential

•	30 day written notice of separation

Signed this day              of              2006 Agreement applicable Jan 1 2006 through May 31, 2006. Will then be renewable for 1 year term starting June 1, 2006.

By , CARGILL, INCORPORATED,
AGHORIZONS BUSINESS UNIT

By , MOSAIC CROP NUTRITION, LLC